                                                                   Exhibit 23.01

                          Independent Auditors' Consent

The Board of Directors
Citigroup Global Markets Holdings Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements listed below of Citigroup Global Markets Holdings Inc. and Subsidiaries (the Company) of our report dated February 26, 2004, with respect to the consolidated statements of financial condition of the Company as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report is included in this Form 10-K. Our report refers to a change in 2003 in the Company's method of accounting for variable interest entities and stock-based compensation as well as a change in 2002, in the Company's methods of accounting for goodwill and intangible assets, and a change in 2001, in the Company's method of accounting for derivative instruments and hedging activities.

Registration Statements on Form S-3

Registration Number

033-40600                           033-56481                          333-55650
033-41932                           033-57922                          333-69230
033-49136                           333-01807                          333-106272
033-51269                           333-32792
033-54929                           333-38931

/s/ KPMG LLP

New York, New York
March 17, 2004